Exhibit 99.1

Date: October 19, 2015

Definitive Agreements Executed for Contributions of Sand Hills and Southern Hills Natural Gas Liquids Pipeline Interests to DCP Midstream

Houston – Spectra Energy Corp (NYSE: SE) and Spectra Energy Partners, LP (NYSE: SEP) have executed an agreement for the acquisition by Spectra Energy of Spectra Energy Partners’ one-third ownership interests in the Sand Hills and Southern Hills natural gas liquids (NGL) pipelines.

Spectra Energy has also executed an agreement with Phillips 66 (NYSE: PSX) and DCP Midstream, LLC (the 50-50 joint venture between Spectra Energy and Phillips 66) under which Spectra Energy will contribute its interests in the Sand Hills and Southern Hills pipelines and Phillips 66 will contribute $1.5 billion in cash, respectively, to DCP Midstream. The plan to contribute these assets was previously announced on Sept. 8, 2015 as part of a series of actions that would establish a foundation for sustainable cash flows at DCP Midstream.

In consideration for Spectra Energy Partners’ interests in Sand Hills and Southern Hills, Spectra Energy will transfer for redemption and cancellation 21,560,000 limited partner (LP) units, 440,000 general partner (GP) units, and a reduction in the distribution right payments associated with the cancelled units. In addition, Spectra Energy will grant a three-year, $4 million per calendar quarter giveback of distributions on its incentive distribution rights (IDRs), beginning with distributions payable in the first quarter 2016.

“The contribution of cash and the interests in the Sand Hills and Southern Hills NGL pipelines to DCP Midstream will provide DCP with a stronger balance sheet and increased financial flexibility while positioning it to grow through future commodity cycles. The solution we have put in place with our joint venture partner, Phillips 66, allows DCP to retain and expand upon its leading position in the NGL sector while preserving the upside for the owners that will occur when commodity prices ultimately recover,” said Greg Ebel, chairman and CEO, Spectra Energy and Spectra Energy Partners.

“The transaction between Spectra Energy and Spectra Energy Partners allows SEP to realize consistent distributable cash flow per unit and enhanced distribution coverage as a result of the redemption of units and the IDR giveback. Spectra Energy Partners’ strong growth profile with solid, fee-based revenues gives us continued confidence in distribution coverage in the range of 1.05 to 1.15 times, which is consistent with our previous guidance. In addition, Spectra Energy Partners’ distribution growth guidance continues at 8 to 9 percent through at least 2017,” continued Ebel.

Subject to customary closing conditions, both transactions are expected to close in the fourth quarter.

The transaction between Spectra Energy and Spectra Energy Partners was unanimously approved by the Board of Directors of Spectra Energy Partners, based on the unanimous approval and recommendation of its Conflicts Committee, which is comprised entirely of independent directors.

CAUTIONARY STATEMENTS

This press release contains forward-looking statements as defined under the federal securities laws. Although the companies believe that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the companies’ control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what the companies anticipated, estimated, projected or expected. Factors that may have a direct bearing on the forward-looking statements include, without limitation, completion or timing of the anticipated contributions. Other factors that may have direct bearing on the forward-looking statements are described in the filings that each company makes with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described. All forward-looking statements in this release are made as of the date hereof and the companies undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 300 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas, natural gas liquids, and crude oil. These assets include more than 17,000 miles of transmission and gathering pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

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